Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Confidential Separation Agreement and Release of Claims (“Agreement”) is entered into by and between, on the one hand, Stephen A. Rosetta (“Mr. Rosetta”) and, on the other hand, Kilroy Realty Corporation, a Maryland corporation, and Kilroy Realty, L.P., a Delaware limited partnership (collectively, “KRC”). KRC and Mr. Rosetta may be referred to herein jointly as “the parties” or individually as “the party.”

RECITALS

WHEREAS, KRC has employed Mr. Rosetta as Executive Vice President, Chief Investment Officer;

WHEREAS, the parties have agreed that Mr. Rosetta will separate from his employment with KRC on August 28, 2019 (the “Separation Date”);

WHEREAS, KRC and Mr. Rosetta desire to resolve any and all matters and disputes between them as of the Effective Date of the Agreement, as defined below in Section 17, in an amicable manner, and to set out the terms for payment of additional consideration to Mr. Rosetta to secure the full and final release of all claims set forth herein; and

WHEREAS, KRC and Mr. Rosetta understand and acknowledge that each of them is waiving legal rights or claims by signing the Agreement, and that each of them voluntarily enters into the Agreement with a complete understanding of its terms and with the intent to be bound thereby.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, KRC and Mr. Rosetta agree as follows:

1	SEPARATION FROM EMPLOYMENT

1.1    Through the Separation Date, Mr. Rosetta acknowledges and agrees that he has continuing obligations as Executive Vice President, Chief Investment Officer, to fulfill his duties and responsibilities, including but not limited to cooperating with KRC management and supporting an orderly transition of all projects under his management or direction and any other matters concerning existing or potential projects (acquisitions or dispositions), as well as tenants, vendors, suppliers, partners, joint ventures, brokers, agents, buyers, or anyone else with whom KRC does business. KRC shall have the right to accelerate Mr. Rosetta’s separation from employment for any reason prior to the Separation Date provided that KRC shall pay Mr. Rosetta the balance of any salary, vacation, holiday, and floating holiday pay as if earned.

1.2    On the Separation Date Mr. Rosetta shall cease to be an employee of KRC. For the avoidance of doubt, the parties intend that the Separation Date shall constitute the date on which Mr. Rosetta shall cease to provide any and all services to KRC and its affiliates as an employee or otherwise (including without limitation services on any committee, boards or as an officer). Mr.

Rosetta agrees that the Separation Date shall constitute the date of Mr. Rosetta’s “separation from service” from KRC (within the meaning of Internal Revenue Code Section 409A (“Section 409A”) and the guidance promulgated thereunder).

1.3    Mr. Rosetta acknowledges, agrees and represents that for a period of one year after the Separation Date he will use commercially reasonable efforts to assist KRC with respect to specific projects he worked on during his employment at KRC which KRC currently owns or is actively pursuing. Nothing stated herein shall in any way amend or diminish Mr. Rosetta’s obligations under the Confidentiality Agreement, as defined below, or pursuant to the confidentiality provisions of the Agreement, particularly but without limitation Section 10.

1.4    The parties acknowledge and agree that Mr. Rosetta executed a “Non-Competition, Non-Solicitation and Non-Disclosure Agreement” dated June 19, 2017 (the “Confidentiality Agreement”), which is enforceable to the fullest extent provided by law. Mr. Rosetta further acknowledges and agrees that he has a continuing obligation after the Separation Date not to disclose, transmit, use or otherwise appropriate KRC’s Confidential Information, as defined below in Section 10; and further acknowledges and agrees that his post-employment obligations include in particular but without limitation (i) his obligations not to solicit or raid any current employees, customers, vendors, suppliers or joint venturers to terminate their employment or to cease doing business with KRC using Confidential Information protected by Section 10 of the Agreement; (ii) his obligations not to disclose or to interfere with a market expansion, acquisition or development (including joint venture) opportunity for KRC using Confidential Information protected by Section 10 of the Agreement; (iii) without limitation, but particularly, his obligations under the non-disparagement and confidentiality obligations set forth, respectively, in Sections 9 and 10 of the Agreement; and (iv) his obligations and undertakings set forth in Section 2.

1.5    Except as otherwise expressly authorized by KRC in writing, on and after the Separation Date, Mr. Rosetta shall not represent or act, directly or indirectly, for or on behalf of, or otherwise as an agent of, KRC or any one of the KRC Released Parties, as defined below in Section 4.1.

1.6    On the Separation Date KRC shall pay to Mr. Rosetta all unpaid salary and accrued but unused vacation and any floating holiday pay which would have been earned through the Separation Date, at Mr. Rosetta’s then current regular base salary rate, less applicable state and federal tax withholdings. KRC shall also reimburse Mr. Rosetta for all approved reasonable and necessarily incurred business expenses and disbursements that have not otherwise been reimbursed, upon receipt of the required documentation. No expenses shall be incurred by Mr. Rosetta on or after the Separation Date, for or on behalf of KRC without express written advance authorization.

1.7    KRC will not dispute a claim for unemployment benefits should one be filed by Mr. Rosetta, though Mr. Rosetta acknowledges that it is the California Employment Development Department and not KRC which determines eligibility for such benefits.

1.8    KRC will maintain Mr. Rosetta’s personnel file and any financial information that Mr. Rosetta provided to KRC in a confidential manner. Mr. Rosetta's personnel and payroll records shall reflect that he separated from employment due to mutual agreement. Mr. Rosetta shall direct prospective employers to KRC’s Human Resources Department which will respond to any request for a reference by providing dates of employment and last held position, unless written authorization is provided at the time by Mr. Rosetta to disclose his most recent regular base salary.

1.9    Mr. Rosetta understands that KRC-provided group health benefits will cease as of September 1, 2019, at which time he and any other participants previously enrolled through him will become eligible for continued medical insurance benefits through COBRA. Should Mr. Rosetta elect in a timely manner to continue COBRA coverage on and after September 1, 2019 for himself or any other previously enrolled participants, COBRA premium payments shall be made directly by Mr. Rosetta to the attention of “Benefits Administrator”, Kilroy Realty Corporation, 12200 W. Olympic Blvd., Suite 200, Los Angeles, CA 90064. Accordingly, commencing on and after September 1, 2019, KRC shall have no obligation to pay for or to reimburse the cost of medical insurance benefits for Mr. Rosetta or any other previously enrolled participants.

1.10    The parties acknowledge and agree that pursuant to the July 19, 2017 Cash Award Terms Agreement (the “July 19 Agreement”), an account was established in Mr. Rosetta’s name under KRC’s 2007 Deferred Compensation Plan (the “Plan”), and Mr. Rosetta was credited with Two Million Dollars ($2,000,000.00) (the “Cash Award”), which was subject to a risk of forfeiture under the vesting provisions provided in the July 19 Agreement.

1.10.1    Pursuant to the July 19 Agreement, the sum of One Million Dollars ($1,000,000.00) of the Cash Award has vested (the “Vested Cash Award”). On November 12, 2017 and May 26, 2018, Mr. Rosetta elected to defer payment of the portions of the Cash Award that vested on July 19, 2018 and July 19, 2019, respectively. In accordance with Section 6.1(a)(iii) of the Plan, the deferred Vested Cash Award shall be distributed in a lump sum payment as soon as practicable after Mr. Rosetta’s Specified Employee Payment Date (as such term is defined in the Plan) and net of applicable tax withholding obligations.

1.10.2    Mr. Rosetta further acknowledges and agrees that the remainder of the Cash Award in the sum of One Million Dollars ($1,000,000.00) has not vested in accordance with the terms of the July 19 Agreement (the “Unvested Cash Award”). In accordance with the terms of the July 19 Agreement, the entire Unvested Cash Award shall be forfeited as of the Separation Date and Mr. Rosetta shall have no remaining rights to any portion of the Unvested Cash Award as of the Separation Date.

1.11    Mr. Rosetta was previously awarded restricted stock units (“RSUs”) by KRC pursuant to certain Restricted Stock Unit Agreements (each, an “RSU Agreement”). As of the Separation Date, Mr. Rosetta will have a total of approximately 1,874.348727 RSUs that are vested, time-based and deferred (the “Vested RSUs”) that are held in an account KRC established at Solium, Inc. in Mr. Rosetta’s name (the “Solium Account”). The Vested RSUs consist of the following: 1,874.348727 shares (2018 LTI Award (Time) – EVP). Subject to the terms in the applicable RSU Agreement, the Vested RSUs shall be distributed to Mr. Rosetta in a single distribution of KRC common stock as soon as practicable after the date that is six (6) months and one (1) day following the Separation Date (the “Delayed Payment Date”), after taking into account the notional earnings or losses occurring prior to the Delayed Payment Date and net of applicable tax withholding obligations, subject to delay for administrative convenience set forth in the applicable RSU Agreement. To the extent that any additional RSUs are credited as dividend equivalents with respect to the RSUs prior to the date of payment, such additional RSUs shall be paid in shares of KRC common stock, or the cash equivalent, on or within fifteen (15) days after the Delayed Payment Date, subject to delay for administrative convenience set forth in the applicable RSU Agreement. In the event of any inconsistency or ambiguity between this Agreement and the applicable RSU Agreement as to the payment of any RSU, the applicable RSU Agreement controls. There can be no guarantee or promise as to the value of a share of KRC common stock or RSUs on any future date. The unvested, time-based and deferred RSUs (the “Unvested RSUs”) totaling approximately 64,787.92466 unvested RSUs, that are held in an account KRC established at Solium, Inc. in Mr. Rosetta’s name (the “Solium Account) shall be forfeited as of the Separation Date and Mr. Rosetta shall have no remaining rights to any portion of the Unvested RSUs as of the Separation Date.

1.12    Mr. Rosetta acknowledges and agrees that (a) KRC has established the Solium Account, (b) Mr. Rosetta will transfer all shares of his KRC common stock and cash amounts in the Solium Account to his personal brokerage and/or bank account as soon as possible, but by no later than March 1, 2020 and (c) KRC will remove Mr. Rosetta’s access to the Solium Account immediately following such date. Furthermore, in accordance with KRC’s Insider Trading Policy, Mr. Rosetta hereby acknowledges and agrees not to buy, sell or otherwise trade in any KRC securities while in possession of any material non-public information about KRC.

1.13    Except as expressly provided for in this Section 1 (or in Section 2 provided conditions set forth therein are satisfied), Mr. Rosetta acknowledges and agrees that all obligations of KRC to pay base salary, benefits, discretionary cash bonus for 2019 (which may be awarded in 2020), vacation and floating holiday pay, deferred cash or equity or other awards, RSUs, deferred compensation, Cash Award, auto allowance, separation pay, incentive pay, 401(k) contributions including the KRC matching contribution, or any other employee benefits, or any other compensation or remuneration of any kind in connection with Mr. Rosetta’s employment with KRC, or in connection with his separation from employment, shall cease as of the Separation Date, and that no compensation or other remuneration, or other payments of any kind, shall be due and owing to him from KRC, or from any of the KRC Released Parties, as defined in Section 4.1, for the period of time that Mr. Rosetta as an employee of KRC, or in connection with his separation from employment and the termination thereof. Nothing stated herein shall amend any ERISA benefit plans in which Mr. Rosetta is a participant. Any other or additional forms of payment by KRC to Mr. Rosetta, including the amounts set forth in Section 2, below (“Additional Consideration”) shall be made only as consideration for the releases, covenants, promises and obligations given and made by Mr. Rosetta in this Agreement, provided that Mr. Rosetta shall not have revoked this Agreement in accordance with Section 6, below. Mr. Rosetta agrees that he has no rights in or with respect to any equity or equity-based awards granted by KRC or any of its affiliates except as specifically referenced in Sections 1.11, 1.12 and 1.13, above.

1.14    On the Separation Date Mr. Rosetta shall coordinate with Human Resources for the return of the following: (i) except as provided below in Section 1.14.1, all KRC property including all tangible or intangible property, such as equipment (including the company satellite phone), software, information, office, parking and/or elevator access keys, books and data, that he was provided during his employment; (ii) Confidential Information, as that term is defined in the Confidentiality Agreement and below in Section 10; and (iii) a complete list of all computer and website log-in passwords that he used for KRC work purposes (each and collectively, “KRC Property”). Except as provided below in Sections 1.14.1 and 1.14.2, Mr. Rosetta represents and warrants that he has not, nor has anyone on his behalf, and will not, retain any KRC Property or Confidential Information of any type or in any form, whether created, generated, stored or transmitted in any electronic or other format, or in any other media, on any electronic device, such as but not limited to his personal laptop, thumb drives or other computer or electronic device to which he has access. Additionally, as a limited and narrow exception hereto, Mr. Rosetta may retain any personnel or payroll records for himself to which he is legally entitled.

1.14.1    As a limited and narrow exception to Section 1.14, Mr. Rosetta may retain the iPhone (with contact information, e.g., name, telephone number and email address) and iPad provided to him by KRC on condition that prior to the Separation Date, KRC Information Technology (IT) shall be provided access to each of these devices to remove any KRC-related information or material, and further provided that Mr. Rosetta shall have signed and not revoked this Agreement as provided for in Section 6, and shall otherwise comply with all confidentiality obligations. Mr. Rosetta shall also coordinate with Human Resources and the IT Department in identifying any personal data or contact information for his retention.

1.14.2    KRC will also release Mr. Rosetta’s cell phone number so he will be allowed to retain it and his contacts from his Microsoft Outlook file, provided that any KRC Confidential Information contained in his contacts shall first be wiped clean from the cell phone by KRC IT and/or transferred to KRC.

1.15    Mr. Rosetta represents and warrants that he is not entitled to payment of any consideration, including by way of commissions, bonus or other form of remuneration, pursuant to that “Consulting Agreement” by and between KRC and Cushman & Wakefield of San Diego, Inc. (“C&W”) effective as of November 1, 2016 (the “Consulting Agreement”). Further, for the avoidance of doubt, (1) Mr. Rosetta disclaims and waives any consideration, including commission or bonus, from KRC from any transaction relating to 9455 Towne Center Drive in San Diego or the prospective lease with Illumina the negotiations for which have terminated; and (2) Mr. Rosetta expressly disclaims and waives any right to receive from KRC (i) any “Earned Fees” as that term is used or referenced in the “Termination Notice” dated July 28, 2017 by and between KRC and C&W (the “Termination Notice”), or (ii) remuneration based on any other agreement between Mr. Rosetta and C&W.

1.16    Mr. Rosetta acknowledges, agrees and represents that on the Separation Date he shall relinquish the brokers’ license that was provided to him by KRC and under which he conducted business on behalf of KRC, and further that he shall indemnify and hold harmless KRC and the KRC Released Parties, as defined herein in Section 4.1, from any claims, demands, liability or causes of action arising from his failure to do so.

2	CONSIDERATION FOR MR. ROSETTA’S RELEASES AND COVENANTS

2.1    In consideration for the releases, covenants, promises and obligations set forth in Sections 2 through 11, below, and the other covenants and promises of Mr. Rosetta set forth in this Agreement, and for past services rendered, KRC shall make the following payments as Additional Consideration to Mr. Rosetta under the terms and conditions set forth below, which payments KRC would not otherwise be obligated to make to Mr. Rosetta, provided that Mr. Rosetta shall not have revoked the Agreement as provided for in Section 6, and, in addition, shall otherwise comply with, or shall have complied with, each and every one of the releases, covenants, promises and obligations set forth in this Agreement:

2.1.1    In further consideration of the Agreement and the benefits provided hereunder, and the release of Claims by Mr. Rosetta, KRC shall pay to Mr. Rosetta the sum of One Million Six Hundred Thousand Dollars ($1,600,000.00), less applicable tax withholding obligations, to be payable as follows:

2.1.1.1
KRC shall pay to Mr. Rosetta the sum of Eight Hundred Thousand Dollars ($800,000.00), less applicable state and federal tax withholdings, to be paid within fifteen (15) business days after the execution of this Agreement by Mr. Rosetta, provided that Mr. Rosetta has not revoked the Agreement within the Revocation Period pursuant to Section 6, below.

2.1.1.2
KRC shall pay to Mr. Rosetta the sum of Eight Hundred Thousand Dollars ($800,000.00) in twelve (12) equal monthly installments of Sixty-Six Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($66,666.67), less applicable state and federal tax withholdings, with the first payment to be delivered to Mr. Rosetta’s home address on file on October 1, 2019, with monthly payments to be made thereafter on the first of each month until the last payment is delivered on September 1, 2020.

2.1.1.3
Mr. Rosetta represents and warrants that as of the date of signing the Agreement, he has not violated the terms of the Confidentiality Agreement, nor will he violate the post-employment restrictions regarding non-solicitation and confidential information in the Confidentiality Agreement or in the Agreement. For the avoidance of doubt, Mr. Rosetta represents and warrants that he has not had, and will not have through the Effective Date of the Agreement, for himself or for the benefit of any third party, discussions with any current employees, customers, vendors, suppliers, joint venturers or public REITs with product in Class A office, mixed-use or Life Science or private equity firms who are also operators with product in Class A office, mixed-use or Life Science. Mr. Rosetta acknowledges and agrees that he is bound by the Confidentiality Agreement and the Agreement with regard to the protections of Confidential Information set forth respectively in such agreements, and nothing stated herein shall in any way amend or diminish the protections of Confidential Information set forth in the Confidentiality Agreement and in Section 10, below.

2.1.2    Should Mr. Rosetta duly elect continued coverage under COBRA, KRC shall pay the premium for COBRA coverage for Mr. Rosetta or any other previously enrolled participants for twelve (12) months, covering the period of time September 1, 2019 through August

31, 2020. Commencing on September 1, 2020, should Mr. Rosetta wish to continue such COBRA coverage, he shall be solely responsible for making COBRA premium payments when due in a timely manner and for complying with any other obligations under COBRA. Accordingly, on and after September 1, 2020, KRC shall have no further obligations whatsoever to pay for COBRA premiums pursuant to Mr. Rosetta’s election or to provide Mr. Rosetta notice regarding COBRA benefits. Should Mr. Rosetta obtain other medical insurance through new employment prior to September 1, 2020, he shall promptly notify KRC to make arrangements to terminate his COBRA coverage so that KRC’s obligation herein to pay COBRA premiums shall be excused.

2.1.3    After the Separation Date, should Mr. Rosetta breach any or all of his releases, covenants, promises or obligations under this Agreement, KRC shall be entitled to any and all remedies in accordance with Section 11. The parties acknowledge and agree that any arbitrator shall have no power or authority to alter this provision should Mr. Rosetta breach the Agreement, and that this remedy shall be in addition to any remedy to which KRC is entitled as a prevailing party.

2.2    Other than the payments set forth expressly herein in Sections 1 and 2, Mr. Rosetta acknowledges and agrees that no other payments of any kind or in any amount shall be due and owing, or are due and owing, to him from KRC, or from any of the KRC Released Parties, as Additional Consideration for the releases set forth herein.

3	NO REPRESENTATIONS AS TO TAXABILITY OF ANY PAYMENTS

3.1    KRC has not made, and does not make, any representations as to the taxability of any of the payments for the Additional Consideration, or any other payments or benefits contemplated by this Agreement, or any portion thereof, under state, local or federal law. KRC may reflect any payments to Mr. Rosetta on a Form 1099 or W-2 as required by law. Mr. Rosetta expressly acknowledges that in entering into this Agreement, no representations regarding taxability of the Additional Consideration or any such other payments and benefits have been made to him. Mr. Rosetta shall be solely responsible for any and all tax liability with respect to the Additional Consideration and such other payments and benefits (except as to any amounts of tax withholding that KRC may actually withhold therefrom pursuant to applicable laws, rules and regulations).

3.2    Mr. Rosetta shall indemnify and hold harmless KRC and the KRC Released Parties, as defined herein in Section 4.1, from any penalties, assessments, interest, or additional taxes imposed by, or as a result of, any final decision of a federal or state taxing authority with respect to the taxability of the Additional Consideration and such other payments and benefits. Mr. Rosetta acknowledges and agrees that he has been advised to consult his own tax advisors with respect to the taxability of the payments provided for in Sections 1 and 2 herein.

4	GENERAL RELEASE OF CLAIMS

4.1    The term “KRC Released Parties” means and shall include Kilroy Realty Corporation and Kilroy Realty, L.P.; and/or any other entity, association, company, partnership, affiliate, business unit or division operated by, affiliated with, controlled by, or under common control with either one of the foregoing; and each of its or their current or former officers, directors, shareholders, investors, partners, representatives, members, employees (in their respective capacities as such, in their individual and personal capacities, and in any and all other capacities), servants, agents, managing agents, owners, partnerships, trustees, predecessors, successors, assigns, affiliates, parents, subsidiaries (whether or not wholly owned), and each of their predecessors, successors, assigns, affiliates, partnerships, parent corporations, subsidiaries (whether or not wholly owned); attorneys, administrators, insurers and reinsurers, accountants, and lenders; and all other related entities of any type, scope or existence, of each of the foregoing.

4.2    The term “Rosetta Released Parties” means and shall include Mr. Rosetta, his heirs, executors, and representatives.

4.3    The term “Released Claims” means and shall include any and all claims, actions, and causes of action, liens, debts, liabilities, demands, obligations, contracts or commitments, suits, debts, accounts, covenants, disputes, controversies, agreements, stock options agreements, promises, acts, costs and expenses (including without limitation attorneys’ fees and expert witness fees), damages and executions, of whatever kind or nature. Without limitation, the term “Released Claims” includes any federal, state or local statutory, civil, common law or administrative claim, such as but not limited to claims under the California Fair Employment and Housing Act (FEHA) (Cal. Gov't Code section 12940 et seq.), Title VII of the 1964 Civil Rights Act, as amended (Title VII) (42 U.S.C. section 2000e et seq.), the Consolidated Omnibus Benefits Reconciliation Act of 1985 (COBRA) and any notices provided to Mr. Rosetta under COBRA, the Americans with Disabilities Act (ADA) (42 U.S.C. section 12101 et seq.), the Vocational Rehabilitation Act of 1973 (29 U.S.C. section 701, et seq.), the Employee Income Retirement Act (ERISA), 29 U.S.C. section 1001 et. seq., Section 132a of the California Workers' Compensation Act (Labor Code section 132a); claims under the California Labor Code (except with respect to workers’ compensation and unemployment compensation claims); claims for compensation including salary, discretionary cash bonus, Deferred Cash Payment, Unvested RSUs, Vested RSUs, each and any RSU Agreement, other equity or other awards, the Vested Cash Award, the Unvested Cash Award, fringe benefits, vacation, auto allowance, incentive pay or other employee benefits (except claims for California statutory unemployment insurance benefits); claims related to Mr. Rosetta’s separation from employment with KRC, and the termination of his employment and the timing thereof; any compensation from KRC, including commission or bonus, from any transaction relating to Kilroy Oyster Point in San Francisco, 9455 Towne Center Drive in San Diego or the prospective lease with Illumina the negotiations for which have terminated; “Earned Fees” as that term is referenced in the Termination Notice (provided that nothing stated herein is intended to release C&W from its obligations, if any, to Mr. Rosetta); attorneys' fees, costs, expenses and expert witness expenses, tort damages, personal injury damages, breach of implied or express contract, harassment, discrimination or retaliation on the basis of any statutorily protected class or at common law, failure to accommodate, failure to engage in an interactive process, wrongful termination in violation of public policy, breach of fiduciary duty, declaratory relief, injunctive relief, public policy breach, intentional or negligent infliction of emotional distress, breach of implied covenant of good faith and fair dealing, interference with contract, interference with prospective economic advantage, intentional or negligent misrepresentation, promissory fraud, fraud, conversion, defamation, libel, slander, invasion of privacy, disparagement of any kind or nature, malicious prosecution, or abuse of process, (whether express, implied in law or fact, oral or written), whether known or unknown, suspected or unsuspected, fixed or contingent, at law or in equity, which Mr. Rosetta ever had or held, now has or holds, or hereafter can, shall, or may have or hold at any time in the future, in any capacity, individually, or as a member of a class, collective or representative action, with respect to his employment with KRC or the termination thereof, the subject matter of this Agreement, or any other matters with, by or between KRC or any one of the KRC Released Parties and Mr. Rosetta at any time from the beginning of the World through the Effective Date of this Agreement.

4.4    In consideration of the terms and provisions of the Agreement, Mr. Rosetta shall and does hereby and forever fully, finally and forever generally remise, release, waive and discharge KRC, the KRC Released Parties, and each of them, from any and all known or unknown, suspected or unsuspected, fixed or contingent, whether or not concealed or hidden, claims, rights, actions and causes of action, at law or in equity, including but not limited to the Released Claims, which Mr. Rosetta ever had or held, now has or holds, or hereafter can, shall, or may have or hold against KRC, the KRC Released Parties, or any one of them, based on any occurrences, transactions, events, acts, or omissions of any kind whatsoever from the beginning of the World through the Effective Date of the Agreement.

4.5    In consideration of the terms and provisions of the Agreement, KRC and the KRC Released Parties shall and do hereby and forever fully, finally and forever generally remise, release, waive and discharge Mr. Rosetta, the Rosetta Released Parties, and each of them, from any and all known or unknown, suspected or unsuspected, fixed or contingent, whether or not concealed or hidden, claims, rights, actions and causes of action, at law or in equity, including but not limited to the Released Claims, which KRC or the KRC Released Parties ever had or held, now have or hold, or hereafter can, shall, or may have or hold against Mr. Rosetta, the Rosetta Released Parties, or any one of them, based on any occurrences, transactions, events, acts, or omissions of any kind whatsoever from the beginning of the World through the Effective Date of the Agreement.

5	WAIVER OF SECTION 1542 RIGHTS

5.1    The parties hereby acknowledge and agree that each of them understands that the facts with respect to which the releases set forth herein are given may turn out to be different from the facts now known or believed to be true by each of them, and accepts and assumes the risk of the facts turning out to be different, and agrees that this Agreement shall remain in all respects effective and not subject to termination or rescission by virtue of such difference in facts. The parties further acknowledge and agree that each of them has been informed of and understands the provision of California Civil Code section 1542 which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5.2    Each of the parties expressly waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code of the State of California and under any statute, rule, or principle of common law or equity, of any jurisdiction, that is similar to Section 1542.

6	SPECIAL ADEA WAIVER

6.1    Mr. Rosetta hereby releases and forever discharges KRC and the KRC Released Parties, and each of them, from any and all claims under the Age Discrimination in Employment Act (the ADEA), 29 U.S.C. § 621 et seq. Mr. Rosetta hereby acknowledges that: (i) he fully understands the terms, conditions and provisions of this Agreement; (ii) this release specifically applies to any rights or claims he may have against KRC and the KRC Released Parties under the ADEA; (iii) this provision does not waive or purport to waive rights or claims under the ADEA that may arise from acts or events occurring after the date this waiver is executed; (iv) the consideration provided for in this Agreement is in addition to that which he is already entitled; (v) he has been advised of the right to consult with his own attorney of his choice prior to signing the Agreement; (vi) he has been given twenty-one (21) days within which to consider the settlement set forth in the Agreement prior to signing the Agreement; and (vii) he understands that he has seven (7) days following the date he signs the Agreement within which to revoke the Agreement (“Revocation Period”), and that this Agreement shall not become effective or enforceable until the Revocation Period has expired. Should Mr. Rosetta decide to revoke the Agreement, he shall deliver a written notice of revocation within the specified time period to Pauline Hudson, Vice President, Human Resources, Kilroy Realty Corporation, at 12200 W. Olympic Blvd., Suite 200, Los Angeles, CA 90064.

6.2    Mr. Rosetta understands that he may execute the Agreement before the expiration of the twenty-one (21) day notice period, and he acknowledges and agrees that should he do so, he knowingly and voluntarily waives the full twenty-one (21) day notice period.

MR. ROSETTA'S INITIALS	SAR

7	NO PENDING CLAIMS OR OTHER CHARGES

7.1    Mr. Rosetta represents and warrants that he has no claims or charges pending against KRC or the KRC Released Parties, or any one of them, with the California Labor Commissioner, the United States Department of Labor, the California Department of Fair Employment and Housing (DFEH), the United States Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local governmental agency or in any civil court in any jurisdiction. Except as expressly set forth below, Mr. Rosetta shall not file, or cause to be filed, any claims, suits or charges against KRC or the KRC Released Parties, or any one of them.

7.2    Should either party, or anyone acting in either party’s behalf or in concert with either party bring any demand, claim, suit, charge or process (“action”) against the other party or their respective Released Parties, based on the Released Claims, whether the action is brought in Mr. Rosetta’s individual capacity or in a representative capacity on behalf of Mr. Rosetta or others, or by KRC, or as agents of disclosed or undisclosed principals, such action shall be in breach of this Agreement and the aggrieved party will be entitled to any and all remedies provided for in

Section 11. Without limitation, the aggrieved party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses (including expert witness fees and costs) as a measure of its damages. Nothing stated herein shall preclude either party from filing an action to enforce the Agreement. Nothing stated herein shall in any way preclude a party from seeking in arbitration to enforce the Agreement.

7.3    Each of the parties represents and warrants that there has been no assignment or transfer of any Released Claims, or portion thereof, to any other person. The party aggrieved by a violation of this Section shall be indemnified and defended by the other party, and shall be held harmless from and against any claims arising out of or related to any such prior assignment or transfer, or any such purported assignment or transfer, of any Released Claims or other matters released herein. Each of the parties acknowledge and agree that nothing stated in the Agreement shall modify the Charter or Bylaws of KRC regarding any provision therein respecting indemnification of a former employee by the Company.

7.4    With respect to Mr. Rosetta’s right to enforce the Agreement and to cooperate with governmental agencies and personnel, nothing in the Agreement shall prohibit or interfere with Mr. Rosetta’s right to bring any action to enforce the terms of the Agreement or to file a charge with, cooperate with, or participate in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission, or other federal, state or local agency. However, except where otherwise prohibited by law, the consideration provided to Mr. Rosetta in the Agreement shall be the sole relief provided to him for all claims he previously asserted or could have asserted. Mr. Rosetta is not, and shall not be, entitled to recover, and he agrees to waive, any back pay, back benefits, front pay, damages for emotional distress, other actual or compensatory damages, punitive damages, interest, and other monetary benefits or other personal relief or recovery against KRC in connection with any such action, claim, charge or proceeding of any kind without regard to which entity or person has brought such claim, charge or proceeding, except for whistleblower or informant awards as set forth, below, in Section 7.5.

7.5    Nothing in the Agreement prohibits Mr. Rosetta from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Mr. Rosetta does not need the prior authorization or approval of any officer or employee of KRC to make any such reports or disclosures and he is not required to notify KRC that he has made such reports or disclosures. Further, nothing in the Agreement prohibits or restricts Mr. Rosetta’s ability to share confidential company information regarding possible violations of the law with any federal, state or local government agency, and to accept monetary awards for providing information about violations of the law to any such agency (sometimes referred to as whistleblower awards or informant awards) under any whistleblower law, rule or program.

8	NO ADMISSION OF LIABILITY

KRC and Mr. Rosetta expressly acknowledge and agree that this Agreement represents a settlement of disputed rights and claims and that, by entering into the Agreement, neither KRC nor any one of the KRC Released Parties nor Mr. Rosetta admits or acknowledges the existence of any liability or wrongdoing, all such liability being specifically and expressly denied. Mr. Rosetta represents and warrants that to the best of his knowledge, he has not breached any fiduciary duty to KRC, and that he has no knowledge of any transaction which has violated or may violate or conflict with KRC’s Code of Business Conduct and Ethics (the “Code of Conduct”), including any waivers of the Code of Conduct that have been granted for his benefit or, to his knowledge, for the benefit of any other directors or executive officers of KRC.

9	NON-DISPARAGEMENT

9.1    Mr. Rosetta acknowledges and agrees that he has held, and will continue to hold through the Separation Date a prominent leadership position of trust and confidence with KRC as an officer and fiduciary of KRC. Mr. Rosetta specially acknowledges and agrees that his obligation of non-disparagement is a material term of the Agreement and condition for the payment of Additional Consideration under the terms set forth herein. Accordingly, before or after the Separation Date, neither Mr. Rosetta nor KRC (through its authorized officers) shall take any action, directly, indirectly or through third parties (without limitation including their respective counsel), to disparage or defame the other in the community-at-large or in the media, including the Internet, Blogs, Social Media (such as Facebook, LinkedIn, Glassdoor and Twitter), or other Internet Access forum. Nothing in this provision purports to prevent: (1) any party from giving testimony under oath or (2) complying with any applicable laws and regulations.

9.2    KRC shall issue the statement regarding Mr. Rosetta’s departure from KRC which is attached hereto as Exhibit “A” and is incorporated herein by this reference as though set forth in full. The press release shall be issued by KRC by no later than four (4) business days after the execution of the Agreement by both parties. Until the press release is actually issued, Mr. Rosetta shall make no further statements regarding his departure from KRC, and once the press release is issued, he shall make statements only as provided in Section 10.4. KRC shall have sole discretion to prepare and file any required 8-K or 10-Q report.

10	COMPLIANCE WITH CONFIDENTIALITY AGREEMENT AND CONFIDENTIALITY OF AGREEMENT

10.1    The parties acknowledge and agree that the Confidentiality Agreement, which is fully executed by and between them, remains in full force and to the fullest extent provided by law. Mr. Rosetta acknowledges and agrees that his agreement to undertake and abide by the continuing obligations of the Confidentiality Agreement was a material term of his employment and that such obligations continue to be material to KRC. Any restrictive covenants applicable to Mr. Rosetta pursuant to the Agreement are in addition to, not in lieu of, the restrictive covenants set forth in the Confidentiality Agreement. Mr. Rosetta represents and warrants that he has complied with his obligations under the Confidentiality Agreement, that the Confidentiality Agreement remains in full force and effect, and that he will not breach the Confidentiality Agreement.

10.2    As used throughout the Agreement, the term “Confidential Information” includes that which is defined by the Confidentiality Agreement, and as well for the avoidance of doubt,

information, writings, communications or materials of any nature and in any form (including but not limited to that which is electronically or digitally created, generated, transmitted or stored; email and any attachments thereto; hard copies and drafts; pictures and video; or text messages and communications on any cellular device), which have not entered the public domain (except for that Confidential Information which may have entered the public domain by virtue of a breach of the provisions herein or through any wrongdoing by any other person) about the following: confidential, privileged, proprietary, and/or trade secret information, including but not limited to all or any part of any KRC customer or tenant lists and related customer or tenant information (including but not limited to existing and prospective customer or tenant contact information and customer or tenant needs, preferences, sales and similar data); information about KRC’s current and prospective tenants and the premises or properties they have leased or occupy, or may lease or occupy; leases and lessees; property assets; acquisition targets and/or buyers; currently identified or prospective strategic markets (including but not limited to Class A office, mixed use and Life Science); sales, advertising or marketing; development plan(s) or methods; strategic plans whether or not in development or finalized; broker contracts; customary course of KRC’s dealings with brokers, computer system and internet configurations; financial data including without limitation pricing, bid information; employee confidential personnel information, audit processes and information; insurance; designs, patterns, processes, procedures, formulas, blueprints, templates and product development or testing information; company-generated computer software and source and object codes; compilation of information; improvements or inventions; business plans (including prospective and existing acquisition, disposition or development plans); joint ventures or potential joint ventures currently known to KRC, communications with company counsel in connection with KRC legal matters (whether or not a civil action has been commenced); public relations; negotiation, litigation and/or settlement strategies of KRC in connection with any matter whatsoever; financial matters and record-keeping; banking relationships; methods, know-how, research techniques; patents and patent applications; inventions and improvements, whether patentable or not; KRC’s contracts; information about KRC’s relationships, dealings or contracts with its suppliers and/or vendors; confidential personal and personnel information about KRC’s former and current employees (including without limitation the circumstances of any former employee’s departure from the company) and their family members; and all other information of a confidential, privileged, proprietary, and/or trade secret nature.

10.3    Mr. Rosetta and KRC acknowledge that in the course of his employment, Mr. Rosetta acquired knowledge of, or otherwise was privy to, Confidential Information, which he would not have had knowledge of, or otherwise have been privy to, but for employment with KRC. In addition to all of the other covenants and undertakings set forth herein, and without limitation, Mr. Rosetta on behalf of himself and his attorneys, agents, representatives and assigns, or indirectly through any third party or anyone acting in concert with him, understands, acknowledges and agrees that he, his attorneys, agents, representatives and assigns, or any third party at his direction, has a continuing obligation after the Separation Date, not to take, appropriate, disclose, provide, publish, transmit or use Confidential Information in any manner whatsoever for any purpose or for any other person or entity including without limitation any competitor of KRC, or while he is employed by, or performing consulting services for, any other person or entity, and that he nor any third party at his direction has not done so prior to executing the Agreement, except as may be expressly provided for by federal, state or local laws.

10.4    Mr. Rosetta acknowledges and agrees that the fact of the Agreement, the negotiations leading to the Agreement and its terms constitute confidential information of KRC for purposes of the Confidentiality Agreement. As a limited and express exception to the restrictions of the Confidentiality Agreement as to such information regarding this Agreement, the parties agree that (i) Mr. Rosetta may make disclosures about this Agreement to his spouse, attorneys and accountants, and may make statements which are consistent with the statements in the press release and Section 9.2, above; and (ii) KRC may disclose the existence of an amicable agreement as reasonably needed in the ordinary course of business to employees and to the Board of Directors, and may disclose the Agreement as required by law (without limitation including in any anticipated 8-K or 10-Q filings).

10.5    In the event that Mr. Rosetta shall have retained Confidential Information in the course and scope of his employment, he shall promptly return any such Confidential Information to KRC on the Separation Date. Mr. Rosetta Further represents that he understands and agrees that the protections of Confidential Information continue post-employment without limitation, except as to any Confidential Information that, for any lawful reason, loses its status as “confidential.”

10.6    Mr. Rosetta agrees that he shall advise KRC promptly if he becomes aware of any attempt to cause Confidential Information to be disclosed. The confidentiality obligations herein do not prohibit disclosure to the extent necessary to comply with a court order or subpoena or any other obligation imposed by law. Should Mr. Rosetta receive a court order, subpoena or request from a government agency pertaining to information that reasonably appears to be Confidential Information, Mr. Rosetta agrees to promptly, and at least five (5) business days prior to any disclosure, notify KRC’s Corporate Counsel of such request and transmit to KRC a copy of the court order, subpoena, or government request.

10.7    Further, the parties represent and agree that this Agreement is intended to fully comply with the Defend Trade Secrets Act of 2016. Accordingly, Mr. Rosetta acknowledges and understands the following:

(a)    An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(b)    Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

11	REMEDY FOR BREACH OF AGREEMENT

11.1    Any remedy for any threatened breach or breach provided for in the Agreement, and any remedy at law or in equity including without limitation damages and/or a temporary restraining order and/or a preliminary or permanent injunction for the purpose of restraining the other party from engaging in prohibited activities or providing such other relief as may be required to specifically enforce the terms of this Agreement, may be pursued in arbitration by or for the benefit of either party or any of their respective Released Parties, and nothing stated herein shall restrict in any way such remedies. KRC shall be entitled, as the prevailing party, to recover the sums paid to Mr. Rosetta provided for in Section 2.1.1, except for the sum of One Hundred Fifty Thousand Dollars ($150,000.00), which sum shall be retained as consideration for the releases herein, and nothing stated herein shall restrict the remedy provided for in Section 2.1.3.

11.2    All remedies expressly provided for in the Agreement are in addition to any and all other remedies existing at contract, law or in equity. Resort to any remedy provided for in the Agreement or the Confidentiality Agreement, or provided for by contract, law or in equity, will not prevent concurrent or subsequent award of other appropriate remedies or preclude a recovery of monetary damages and other compensation or restitution. The prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses (including the fees of experts or expert witnesses).

11.3    The parties agree that any action, dispute, controversy or claim (collectively, “Dispute”) arising out of or in any way relating to this Agreement or to the Confidentiality Agreement, or to the breach or threatened breach thereof, or to any other matters between the parties including without limitation the pursuit of relief under Section 2.1.3 or Section 11, or Mr. Rosetta’s employment with KRC, shall be resolved to the fullest extent permitted by law by final and binding arbitration administered by JAMS before a single neutral arbitrator. The arbitration will be conducted pursuant to the Employment Arbitration Rules & Procedures and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The rules may be accessed at: https://www.jamsadr.com/rules-employment-arbitration/english. Under these rules, the parties acknowledge and agree that (a) the prevailing party may recover any and all damages and other relief under contract, at law or in equity, that would otherwise be available at law or in equity including without limitation the relief provided for in Section 2.1.3 or Section 11, herein; (b) each party is entitled to discovery sufficient to adequately arbitrate the Dispute, including access to essential documents and witnesses; (c) KRC shall pay the entire cost of the arbitrator and the arbitration forum costs; (d) the arbitrator must issue a written decision stating the essential findings and conclusions on which the award is based, and sufficient to allow for judicial review to the fullest extent permitted by law including for legal error; and (e) except as required for judicial review or in response to court order, any and all proceedings shall be maintained in the strictest confidence by the parties and their representatives, the arbitrator and any other participants in the arbitration proceedings. Each of the parties hereby consent to the jurisdiction of the arbitrator and to JAMS to administer the arbitration, and to submit to said jurisdiction. Accordingly, the parties waive their respective rights to a jury trial. The parties agree that this Section 11 amends, in relevant part, the Confidentiality Agreement, as it provides for binding arbitration. However, for the avoidance of doubt, the venue of the arbitration, and as set forth in the Confidentiality Agreement, shall remain in the County of Los Angeles. The parties agree that this Arbitration Agreement shall be governed by California Civil Procedure Code section 1280 et seq. and the Federal Arbitration Act, 9 U.S.C. section 1, et. seq.

12	INTEGRATED AGREEMENT

This Agreement, along with the previously executed Confidentiality Agreement and Indemnification Agreement, dated April 30, 2018, constitute an integrated written contract expressing the entire agreement between KRC and Mr. Rosetta as to its subject matter. All prior and contemporaneous discussions, negotiations and writings have been and are merged with and integrated into, and are superseded by, this Agreement. No representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. The Agreement cannot be modified except by a writing executed by the Parties hereto. Nothing stated herein shall amend or change any provision of the Confidentiality Agreement which remains in full force and effect and are fully enforceable.

13	SEVERABILITY

If any provision (or portion thereof) of this Agreement is declared by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the remaining provisions (including other portions of a provision having an invalid portion) shall remain in full force and effect and, to the extent possible, the disputed provision shall be construed so that it may be valid and enforceable.

14	WAIVER

No failure or delay in exercising any right, power or privilege in respect of this Agreement shall act as a waiver to a later demand for full and complete performance.

15	GOVERNING LAW; CONSTRUCTION

Construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of California, without regard to the rules or principles of conflicts or choice of law that might look to any jurisdiction outside of California.

16	MISCELLANEOUS TERMS

KRC and Mr. Rosetta each represent, warrant and agree as follows:

16.1    Each of the parties has received, or has been given the opportunity to receive, prior independent legal advice from legal counsel and tax advisors of their choice with respect to the advisability of entering into this Agreement, and the taxability of any payments set forth herein, and therefore no ambiguity shall be resolved against any party by virtue of having participated in the drafting of this Agreement.
16.2    Each of the parties represents that each has read this Agreement carefully, knows and understands its contents, and has investigated the facts pertaining to this Agreement to the extent that each deems necessary or desirable.
16.3    The section headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
16.4    This Agreement is personal to Mr. Rosetta and shall not be assignable by Mr. Rosetta except by operation of law, provided that upon Mr. Rosetta’s death, to the extent not yet paid or provided, the payments and benefits set forth in Sections 1 and 2 shall inure to the benefit of Mr. Rosetta’s heirs. This Agreement shall inure to the benefit of and be binding upon KRC and its respective successors and assigns and any such successor or assignee shall be deemed substituted for KRC under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of KRC or to which KRC assigns this Agreement by operation of law or otherwise.
16.5    KRC and Mr. Rosetta shall each bear their own attorneys’ fees, costs, and expenses incurred with respect to the drafting, negotiation or execution of this Agreement.
16.6    This Agreement may be executed in counter-parts, facsimile signatures shall be accepted as if they were originals, and there shall be a duplicate original provided for each signatory party.

17	EFFECTIVE DATE OF AGREEMENT

The Effective Date of the Agreement (the “Effective Date”) shall be the eighth day after the date on which Mr. Rosetta shall have executed the Agreement, provided that the Revocation Period shall have expired and Mr. Rosetta shall not have revoked the Agreement within the Revocation Period pursuant to Section 6, above; and provided further that the Agreement shall not be binding on the parties until KRC shall have delivered a fully-executed copy of the Agreement.

[Signatures Follow Next Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by KRC and Mr. Rosetta.

Dated: August 26, 2019	/s/ STEVEN A. ROSETTA
STEVEN A . ROSETTA

KILROY REALTY CORPORATION
a Maryland Corporation

Dated: August 26, 2019	By:	/s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken Title: Executive Vice President and Chief Operating Officer

Dated: August 26, 2019	By:	/s/ Heidi R. Roth
Name: Heidi R. Roth Title: Executive Vice President and Chief Administrative Officer

KILROY REALTY, L.P.,
a Delaware limited partnership

	By:	KILROY REALTY CORPORATION,
a Maryland Corporation,
	Its:	General Partner

Dated: August 26, 2019	By:	/s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken Title: Executive Vice President and Chief Operating Officer

Dated: August 26, 2019	By:	/s/ Heidi R. Roth
Name: Heidi R. Roth Title: Executive Vice President and Chief Administrative Officer

[Signature Page to the Confidential Separation Agreement and Release of Claims
for Stephen A. Rosetta]